Exhibit 10.2

EMPLOYMENT AGREEMENT

Employment Agreement, dated as of February 1, 2012, by and between Supertel Hospitality, Inc., a Virginia corporation with its principal place of business located at 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701 (the “Employer”) and Corrine L. Scarpello, an individual (the “Employee”).

WHEREAS, the Employer and the Employee desires to enter into an employment agreement on the terms set forth herein;

NOW, THEREFORE, for and in consideration of the premises, covenants, conditions and obligations thereafter set forth, the parties hereto agree as follows:

Section 1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

Section 2. Duties. The Employee will be employed as Senior Vice President and Chief Financial Officer of the Employer, or such other positions to which she may be appointed by the Board of Directors. The Employee will perform the duties attendant to her executive position with the Employer. The Employee agrees to devote her full time and best efforts to the performance of her duties to the Employer. The Employee shall be permitted to participate in charitable activities and accept positions on the boards of non-profit entities.

Section 3. Term. The term of employment of the Employee hereunder will continue until January 31, 2015 unless terminated by either party at any time, subject to any prior notices and other terms of this Agreement.

Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Employer will compensate the Employee as follows:

(a)	Base Salary. Until the termination of the Employee’s employment hereunder, the Employer will pay the Employee, bi-weekly in arrears, a base salary (the “Base Salary”) established by the Compensation Committee of Employer’s Board of Directors which Base Salary will be reviewed by the Employer annually. The Employee’s Base Salary as of the date of this Agreement shall be $16,666.67 per month, resulting in Base Salary of $200,000 per year.

(b)	Bonus. The Employer will consider the Employee for cash bonuses on an annual basis. Any such bonus will be based on the recommendation of Employer’s Compensation Committee of the board of directors.

(c)	Stock Options. Pursuant to the Employer’s Stock Plan, the Employer will consider the Employee for option grants and other equity awards on an annual basis. Any such grants will be made in the sole discretion of Employer’s Compensation Committee of the Board of Directors.

(d)	Vacation. The Employee will be entitled to 4 weeks of paid vacation per year at the reasonable and mutual convenience of the Employer and the Employee. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent year except as otherwise provided in Employer policy as then may be applicable generally to executives.

Section 5. Expenses. The Employee, in connection with the services to be performed by her pursuant to the terms of this Agreement, may be required to make payments for travel and similar expenses. The Employer will reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of her duties hereunder. The Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

Section 6. Termination.

(a)	Termination For Cause. Employer may terminate Employee’s employment for Cause (as defined below) immediately upon written notice to the Employee.

(b)	Termination Without Cause. The Employer may terminate Employee’s employment at any time without Cause in its sole discretion, upon 30 days written notice to Employee.

(c)	Death or Disability. Employee’s employment will terminate upon the death of the Employee and, at the option of the Employer, in the event of the Employee’s disability, upon 30 days written notice to the Employee. The Employee will be deemed disabled if she is unable to perform her duties hereunder for a period of sixty consecutive days on account of injury or sickness. Any refusal by the Employee to submit to a medical examination for the purpose of certifying disability under this Section 6(c) will be deemed conclusively to constitute evidence of the Employee’s disability.

(d)	Payments Upon Termination For Cause or Upon Death or Disability. If Employee’s employment is terminated prior to a Change in Control (as defined below), or upon death or disability pursuant to Section 6(c), the Employee will not be entitled to any compensation upon termination, except for (i) any portion of her Base Salary for the month of termination accrued but unpaid to the end of the month of termination, (ii) to the extent not taken, the unused portion of her annual vacation to the date of termination, and (iii) expense reimbursements under Section 5 hereof for expenses incurred in the performance of her duties hereunder prior to termination.

(e)	Payments Upon Termination Without Cause. If the Employee’s employment with the Employer is terminated without Cause or is terminated by the Employee for Good Reason (as defined below), Employer shall pay Employee Employee’s Monthly Base Salary as in effect at the time of termination (i) for 36 months if such termination occurs on or prior to January 31, 2013, (ii) for 30 months if such termination occurs on or prior to January 31, 2014, and (iii) for 24 months if such termination occurs on or prior to January 31, 2015. Such payments shall be paid at the times Employee would have been paid Base Salary had the employment not been terminated, provided, however, to the extent permitted and available under shareholder approved employee equity plans, one-third of each monthly payment of the Base Salary shall be paid in shares of common stock of Employer valued at the closing sales price of the stock (“Fair Market Value”) on the day of termination on the Nasdaq Stock Market (or, if not listed thereon, on such other recognized market or quotation system on which the trading prices of the stock are traded or quoted at the relevant time). In the event there are no transactions reported on such exchange (or such other system) on such date, Fair Market Value shall mean the closing sale price on the immediately preceding date on which transactions in the Employer’s common stock were so reported.

(f)	Additional Matters. Employee accepts the payments as specified herein as full satisfaction of all amounts owed to Employee by Employer pursuant to this Agreement in the event of Employee’s termination. Upon termination of Employee’s employment for any reason:

(i)	The vesting, exercise and all of the terms of any equity awards and stock options held by Employee at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(ii)	All other rights of Employee under any other compensatory or benefit plan shall be governed by such plan.

(g)

(i)	Limitation of Amount – Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to the Employee by the Company under this Agreement or otherwise are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement or otherwise shall be modified or reduced in the manner provided in Section 6(g)(ii) below to the extent necessary so that the compensation and benefits payable or to be provided to the Employee under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Section 280G of the Code, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation, and for amounts paid to the Employee as consideration for the Employee’s non-competition obligation under Section 8 of this Agreement. The determinations under this Section 6(g)(i) with regard to Excess Severance Payments shall be made by an independent accounting firm selected by the Company and the Employee, which shall provide detailed supporting calculations to the parties.

(ii)	Modification of Amount – In the event that the amount of any Severance Payments which would be payable to or for the benefit of the Employee under this Agreement must be modified or reduced to comply with this Section 6(g), the Employee shall direct which Severance Payments are to be modified or reduced but only to the extent that the right to direct, and the actual direction of, which Severance Payments are to be modified or reduced does not result in any failure of this Agreement to comply with Section 409A of the Code. If the right to direct, or the actual direction of, which Severance Payments are to be modified or reduced would result in any failure of this Agreement or any other arrangement to comply with Section 409A of the Code, then, in lieu of the Employee’s right to direct which Severance Payments are to be reduced or modified, the order of reduction shall be by first reducing or eliminating the portion of the Severance Payments which are not payable in cash and then by reducing or eliminating cash payments.

(iii)	Avoidance of Penalty Taxes – This Section 6(g) shall be interpreted so as to avoid the imposition of excise taxes on the Employee under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise. In connection with any Internal Revenue Service examination, audit or other inquiry, the Company and the Employee agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service that the compensation and benefits provided under this Agreement or otherwise do not result in the payment of Excess Severance Payments.

(iv)	Additional Limitation – In addition to the limits otherwise provided in this Section 6(g), to the extent permitted by law the Employee may in her sole discretion elect to reduce (or change the timing of) any payments she may be eligible to receive under this Agreement or otherwise to prevent the imposition of excise taxes on the Employee under Section 4999 of the Code or to otherwise reduce or delay liability for taxes owed under the Code; but, only if the right of the Employee to elect to reduce (or change the timing of) any payments she may be eligible to receive under this Agreement or otherwise, or any actual election to reduce (or change the timing of) any payments she may be eligible to receive under this Agreement or otherwise, will not result in any failure of this Agreement or other arrangement to comply with Section 409A of the Code.

(h)	Section 6 Definitions. For purposes of this Agreement, a termination will be for “Cause” if:

(i)	the Employee commits an unlawful or criminal act (A) involving moral turpitude or (B) resulting in a financial loss to Employer, or upon conviction of a felony; or

(ii)	the Employee (A) fails to obey written directions delivered to Employee by the Employer’s Board of Directors or Chief Executive Officer, or (B) commits a material breach of any of the covenants, terms and provisions hereof, and in either case, with the exception of Section 7 Confidential Information and Section 8 Noncompetition, such failure or breach continues for more than three days after receipt by the Employee of written notice of such failure or breach.

“Change of Control” shall mean:

(iii)	The acquisition (other than from the Employer) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Act”), (excluding any acquisition or holding by (i) the Employer or its subsidiaries or (ii) any employee benefit plan of the Employer or its subsidiaries which acquires beneficial ownership of voting securities of the Employer) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Employer’s then outstanding voting securities entitled to vote generally in the election of directors; or

(iv)	Individuals who, as of the date hereof, constitute the Board of Directors of Employer (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(v)	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Employer’s then outstanding voting securities, or a liquidation or dissolution of the Employer or of the sale of all or substantially all of the assets of the Employer.

“Code” shall mean the Internal Revenue Code of 1986, as amended

“Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(l) of the Code.

“Good Reason” shall mean the occurrence of one of the following events, without the Employee’s prior written consent, provided such event is not corrected within 30 days following the Board of Directors’ receipt of written notice from Employee of Employee’s intention to terminate her employment with the Employer for Good Reason within sixty (60) days of such Employee having actual knowledge of one of the following events:

(i)	a material diminution in the Employee’s duties or responsibilities or any material demotion from the Employee’s current position with the Employer;

(ii)	a requirement that the Employee work principally from a location outside the 50 mile radius from the Employee’s primary work location in Norfolk, Nebraska or Omaha, Nebraska as of the date of this agreement, except for required travel on the Employer’s business to the extent substantially consistent with the Employee’s business travel obligations on the date hereof;

(iii)	a material reduction in the Employee’s Base Salary as then in effect other than in connection with a similar or across-the-board reduction for all of the Company’s senior officers; or

(iv)	the failure of the Employer to obtain an agreement from any successor or assign of the Employer to assume and agree to adopt this Agreement upon a Change in Control.

“Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

“Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.

Section 7. Confidential Information. The Employee recognizes and acknowledges that certain assets of the Employer and its affiliates, including without limitation information regarding methods of operation, proprietary computer programs, sales, products, profits, costs, markets and key personnel (hereinafter called “Confidential Information”) are valuable, special and unique assets of the Employer and its affiliates. The Employee will not, during or after her term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to her employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach of the Employee of her confidentiality obligations hereunder. In the event of the termination of her employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee will deliver to the Employer all documents and data pertaining to the Confidential Information and will not take with her any documents or data or any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

Section 8. Noncompetition. During the term hereof and during the period Employee receives payments under Section 6(e), the Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which (A) relate to the economy motel business (the “Designated Industry”) and (B) were either conducted by the Employer prior to the Employee’s termination or proposed to be conducted by the Employer at the time of such termination, (ii) divert to any competitor of the Employer in the Designated Industry any business opportunity of the Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Employer to leave its employ for employment by or with any competitor of the Employer in the Designated Industry. The Employee’s noncompetition obligations hereunder will not preclude the Employee from owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. The Employee will continue to be bound by the provisions of this Section 8 until their expiration and will not be entitled to any compensation from the Employer with respect thereto. If at any time the provisions of this Section 8 will be determined to be invalid or unenforceable, by reason of being vague or unreasonably as to area, duration or scope of activity, this Section 8 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 8 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

Section 9. General.

(a)	Notices. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice of communication will have specified to the other party hereto in accordance with this Section 9:

If to the Employer, to:

Supertel Hospitality, Inc.

1800 West Pasewalk Avenue, Suite 200

Norfolk, NE 68701

If to the Employee, to:

Connie L. Scarpello

(b)	Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of her obligations under Section 7 and 8 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c)	Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired.

(d)	Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)	Assigns. This Agreement will be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.

(g)	Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and will not be amended except by a written instrument signed by each of the parties hereto.

(h)	Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Nebraska.

(i)

Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the extent possible so that the payments set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Employer be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. To the extent that any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Employee’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Employer (“Separation from Service”), the Employee is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Employer, then such 409A Payment shall not be made to the Employee earlier than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of Employee’s death. The 409A Payment under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, with interest (compounded monthly) at the prime rate reported by the Wall Street Journal on the date the payment otherwise would have been made, on the first business day following the end of the six (6) month period or following the date of the Employee’s death, whichever is earlier. The Employee hereby acknowledges that Employee has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable federal and state tax law. Employee hereby agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, and that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws. If payments under Section 6(c) constitute 409A Payment, references within Section 6(c) and this Section 9(i) to termination of employment or similar language shall mean Employee’s “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

Supertel Hospitality, Inc.

/s/ Corrine L. Scarpello	By:	/s/ George R. Whittemore
Corrine L. Scarpello		Chairman, Compensation Committee of the Board of Directors of Supertel Hospitality, Inc.